                                 EXHIBIT NO. 11


                        COMPUTATION OF PER SHARE EARNINGS


                                         Three Months ended     Nine Months ended
                                            September 30,          September 30,
                                        --------------------   -------------------
                                          1997        1996       1997       1996
                                        --------    --------   --------   --------
                                         (in thousands, except per share amounts)
      Primary

         Weighted average common
          shares outstanding              24,153      21,134     24,032     21,123
         Net effect of dilutive
          stock options, treasury
          stock method                     1,117         664      1,117        613
                                        --------    --------   --------   --------

                  Total common
                    shares                25,270      21,798     25,149     21,736
                                        ========    ========   ========   ========

         Net income (loss) to common
          shareholders                  $   (338)   $    122   $  5,929   $  2,004
                                        ========    ========   ========   ========

         Primary earnings per
          common share                  $   (.01)   $    .01   $    .24   $    .09
                                        ========    ========   ========   ========

      Fully Diluted

         Weighted average common
          shares outstanding              24,153      21,134     24,032     21,123
         Net effect of dilutive
          stock options, treasury
          stock method                     1,117         785      1,117        791
         Effect of convertible
          preferred stock                  1,666       1,666      1,666      1,666
                                        --------    --------   --------   --------

                  Total common
                 shares                   26,936      23,585     26,815     23,580
                                        ========    ========   ========   ========

         Net income to common
           shareholders                 $    100    $    560   $  7,242   $  3,239
                                        ========    ========   ========   ========

         Fully diluted earnings
           per common share             $    .00    $    .02   $    .27   $    .14
                                        ========    ========   ========   ========